Exhibit 2.11

FORM OF

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (the “Agreement”) is made effective as of the Closing Date, by and between Pfizer Inc., a Delaware corporation (“Pluto”), and Upjohn Inc., a Delaware corporation (“Spinco”). Each of Pluto and Spinco may individually be referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of July 29, 2019, by and between Pluto and Spinco (as it may be amended or supplemented, the “Separation and Distribution Agreement”), Pluto and the other members of the Pluto Group (as defined in the Separation and Distribution Agreement) have contributed, assigned, transferred, conveyed and delivered to Spinco and the other members of the Spinco Group (as defined in the Separation and Distribution Agreement), all of the right, title and interest of Pluto and the other members of the Pluto Group in and to the Spinco Intellectual Property (as defined in the Separation and Distribution Agreement), in accordance with and subject to the terms and conditions of the Separation and Distribution Agreement;

WHEREAS, Pluto and the other members of the Pluto Group (as defined in the Separation and Distribution Agreement) desire to grant to Spinco and the other members of the Spinco Group, and Spinco and the other members of the Spinco Group desire to be granted, certain exclusive licenses under the Pluto Licensed Marks (as defined below), solely as part of the Combined Mark (as defined below), in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, Spinco and the other members of the Spinco Group desire to grant to Pluto and the other members of the Pluto Group, and Pluto and the other members of the Pluto Group desire to be granted, certain non-exclusive licenses under the Spinco Word Mark (as defined below) in accordance with and subject to the terms and conditions of this Agreement; and

WHEREAS, Section 2.08(a) of the Separation and Distribution Agreement provides that Pluto and Spinco shall enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein and not otherwise defined herein have the meanings set forth for such terms in the Separation and Distribution Agreement. The following terms used herein have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Change of Control” means, with respect to any Person (the “Target Person”), the consummation of any transaction or series of related transactions involving: (a) any direct or indirect purchase or acquisition (whether by way of merger, share purchase or exchange, license, lease, disposition, business combination, consolidation or similar transaction, or otherwise) by another Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of either (i) a majority of the securities entitled to elect the board of directors or equivalent governing body of the Target Person (or any direct or indirect parent company) or (ii) a majority of the assets of the Target Person and its Subsidiaries, taken as a whole; or (b) any transaction (whether by way of merger, share purchase or exchange, license, lease, disposition, business combination, consolidation or similar transaction, or otherwise) in which the stockholders of the Target Person (or any direct or indirect parent company) immediately prior to such transaction cease to own a majority of the Target Person’s (or such direct or indirect parent company’s) voting securities immediately after such transaction.

“Combined Mark” means a trademark or service mark that combines solely (a) the Pluto Word Mark and the Spinco Word Mark; or (b) the Parties’ respective word marks and the Spinco Logo (either alone or in combination with the Pluto Logo), in each case: (x) solely in the name “Upjohn, a legacy division of Pfizer, now a division of Viatris,” the name “Upjohn, a legacy division of Pfizer” or such similar phrase as mutually agreed upon by the Parties; (y) for use solely in connection with the conduct of the Spinco Business in the Territory; and (z) in accordance with the procedures set forth in this Agreement (including the Combined Mark Brand Usage Guidelines).

“Combined Mark Brand Usage Guidelines” means the graphic requirements and visual identity instructions for the Combined Mark contained in the brand usage guidelines and brand plan document attached in Exhibit A hereto.

“Cure Period” has the meaning set forth in Article X.

“Defensive Actions” has the meaning set forth in Section 8.3.

“Enforcement Actions” has the meaning set forth in Section 8.2.

“Field” means human therapeutic, prophylactic and prognostic purposes.

“Legacy Entities” means non-trading, legacy entities within the Pluto Group, including those entities set forth on Schedule B hereto.

“Legacy Entity License” has the meaning set forth in Section 2.2.

“Licensed Marks” means (i) the Pluto Licensed Marks, in the case of Spinco, and (ii) the Spinco Word Mark, in the case of Pluto.

“Licensee” means (i) the members of the Spinco Group, in the case of the Pluto Licensed Marks, and (ii) the members of the Pluto Group, in the case of the Spinco Word Mark.

“Licensor” means (i) Pluto, in the case of the Pluto Licensed Marks, and (ii) Spinco, in the case of the Spinco Word Mark.

“Pain Marks” means the “PainDETECT” and “ID Pain” word marks and the logos set forth on Schedule C hereto.

“Party” and “Parties” have the meanings set forth in the preamble.

“Pluto” has the meaning set forth in the preamble.

“Pluto Licensed Marks” means the Pluto Word Mark, the Pluto Logo and the Pain Marks.

“Pluto Logo” means the Pluto logo set forth on Schedule A hereto.

“Pluto Word Mark” means the “Pfizer” word mark.

“Product Packaging” means, with respect to each Spinco Product, any packaging, material or article containing and/or affixed to such Spinco Product, including product labeling.

“Proposed Use” has the meaning set forth in Section 5.4.

“Quality Standard” has the meaning set forth in Section 5.2.

“Separation and Distribution Agreement” has the meaning set forth in the preamble.

“Spinco” has the meaning set forth in the preamble.

“Spinco Awards” means the W.E. Upjohn Prizes Awards, an internal Pluto employee recognition program that is supported by a trust established for this purpose by the founder of The Upjohn Company and pursuant to which cash awards are made to Pluto employees in recognition for exceptional contributions to the business.

“Spinco Logo” means the Spinco logo set forth on Schedule A hereto.

“Spinco Word Mark” means the “Upjohn” word mark.

“Sublicensee” has the meaning set forth in Section 3.2.

“Sublicensor” has the meaning set forth in Section 3.2.

“Term” has the meaning set forth in Section 4.1.

“Terminated License” has the meaning set forth in Article X.

“Territory” means worldwide.

“Transition Services Agreement” means the Transition Services Agreement, dated as of [●], by and between Pluto and Spinco.

“Upjohn Awards License” has the meaning set forth in Section 2.2.

ARTICLE II

GRANT OF LICENSE

2.1. License Grants to Spinco.

(a) Subject to Spinco’s compliance with the terms of this Agreement, Pluto hereby (on behalf of itself and its Affiliates) grants, and shall cause each of its Affiliates to grant, to each member of the Spinco Group an exclusive, fully paid-up, royalty-free, non-sublicensable (except as set forth in Article III of this Agreement) and non-transferable, limited license, in the Territory and within the Field during the Term, in the conduct of the Spinco Business, to use and exploit the Pluto Word Mark and Pluto Logo, solely as part of the Combined Mark, and to hold itself out as “Upjohn, a legacy division of Pfizer, now a division of Viatris,” and “Upjohn, a legacy division of Pfizer,” including (i) in external communications or publicity materials, such as press releases or advertising campaigns for the Spinco Business; (ii) in promotional materials for Spinco Products; and (iii) in the marketing of the Spinco Business to be performed in the Territory, including on the Internet; in each case, in accordance with the terms and conditions of this Agreement.

(b) Subject to Spinco’s compliance with the terms of this Agreement, Pluto hereby (on behalf of itself and its Affiliates) grants, and shall cause each of its Affiliates to grant, to each member of the Spinco Group a non-exclusive, fully paid-up, royalty-free, non-sublicensable (except as set forth in Article III of this Agreement) and non-transferable, limited license, in the Territory and within the Field, in the conduct of the Spinco Business, to use and exploit the Pain Marks, solely as part of questionnaires or other screening tools used in connection with the marketing, commercialization, distribution or sale of Lyrica® or Neurontin® products, in accordance with the terms and conditions of this Agreement.

2.2. License Grant to Pluto.

(a) Subject to Pluto’s compliance with the terms of this Agreement, Spinco hereby (on behalf of itself and its Affiliates) grants, and shall cause each of its Affiliates to grant, to Pluto and each member of the Pluto Group (i) a non-exclusive, fully paid-up, royalty-free, non-sublicensable (except as set forth in Article III of this Agreement) and non-transferable, perpetual license (the “Upjohn Awards License”), in the Territory, to use the Spinco Word Mark solely for non-commercial purposes in connection with the continued administration and granting of Spinco Awards and (ii) a non-exclusive, fully paid-up, royalty-free, non-sublicensable (except as set forth in Article III of this Agreement) and non-transferable perpetual license (the “Legacy Entity License”), in the Territory, to use the Spinco Word Mark solely for corporate purposes other than the commercialization of products in connection with the Legacy Entities; in each case of (i) and (ii), solely as such marks were used non-commercially in the twelve (12) months prior to the Separation and in accordance with the terms and conditions of this Agreement.

(b) Upon written notice from Spinco, Pluto shall use commercially reasonable efforts to take all necessary steps, at Spinco’s expense, to cease use of the Spinco Word Mark in accordance with the requirements of Section 2.2(a)(ii) reasonably promptly after receipt of such notice (subject to applicable Law or any requirements of any Governmental Authority), if (i) required by Law or any Governmental Authority or (ii) Spinco, in its good faith reasonable judgment, determines that such use would substantially impede Spinco’s enjoyment of the rights conveyed under this Agreement and the Separation and Distribution Agreement. This Section 2.2(b) shall not impair or effect Pluto’s rights to use the Spinco Word Mark in accordance with Section 2.2(a)(i).

2.3. Restricted Use. Spinco shall not, either directly or indirectly, itself or through third parties, (a) print or emboss the Combined Mark on any Spinco Products or related Product Packaging or (b) otherwise use the Combined Mark in any manner other than as expressly permitted under Section 2.1(a). Notwithstanding any provision of this Agreement to the contrary, if Pfizer is manufacturing a Spinco Product, Spinco may identify Pfizer as the manufacturer of such Spinco Product on the related Product Packaging to the extent required by applicable law.

2.4. No Affiliation.

(a) Except as expressly permitted under Section 2.1, neither Spinco nor any of its Affiliates shall (i) use any of the Pluto Licensed Marks as or in a legal or corporate name or trade name, (ii) hold itself out as “Pfizer” in the conduct of its business or (iii) hold itself out as having any affiliation, association, or relationship with Pluto or any of its Affiliates, other than as otherwise required by applicable Law.

(b) Except as expressly permitted under Section 2.2, neither Pluto nor any of its Affiliates shall (i) use the Spinco Word Mark as or in a legal or corporate name or trade name, (ii) hold itself out as “Upjohn” in the conduct of its business or (iii) hold itself out as having any affiliation, association, or relationship with Spinco or any of its Affiliates, other than as otherwise required by applicable Law.

2.5. No Exclusivity. Subject to Section 2.1, Licensor and Licensee acknowledge that Licensee’s rights to use the Licensed Marks are nonexclusive. Licensor and Licensee agree that they will cooperate, in good faith, to avoid confusion or conflict arising out of their simultaneous use of the Licensed Marks, and to resolve any such conflicts to their mutual satisfaction.

2.6. No Implied Licenses. Subject to the licenses granted in this Agreement, each Party expressly reserves the right to (i) retain for itself all rights to use its own Licensed Marks for any purpose, in any territory, and (ii) grant to any other Person a license of any scope, in any geographical area, for any use, and for any product or service. No license by implication, estoppel or otherwise is granted by this Agreement, or by the action or inaction of either Party.

ARTICLE III

ASSIGNMENT; SUBLICENSING

3.1. Assignment. Licensee will not assign, transfer, sublicense, or in any manner convey all or any part of its rights or obligations under this Agreement to any other Person, without the prior written consent of Licensor; provided that Licensee may assign, transfer, or sublicense all or any part of its rights under this Agreement to one or more Affiliates without such prior written consent; provided that such Affiliate remains at all times during the Term an Affiliate of Licensee; provided further that no such assignment by Licensee to an Affiliate shall release Licensee from its obligations under this Agreement. For purposes of this Agreement, a Change of Control of Licensee will be deemed an assignment of this Agreement. Licensor may assign, transfer, delegate and convey this Agreement to any other Person without the prior consent of Licensee, provided that any such assignee of Licensor agrees to be bound by the terms and conditions of this Agreement. Any attempted assignment that contravenes the terms of this Agreement will be void ab initio and of no force or effect.

3.2. Sublicensing. The licenses granted in Section 2.1 shall not include any right to grant any sublicenses except as provided in this Section 3.2. Subject to the terms and conditions of this Agreement, each member of the Spinco Group (each, a “Sublicensor”) may sublicense the licenses granted to such party under Article II of this Agreement to any of its Affiliates, consultants, subcontractors, vendors, manufacturers or suppliers or any other agents retained by the relevant member of the Spinco Group to conduct Spinco’s business (each, a “Sublicensee”), under the following conditions: (a) such sublicense is solely for the purpose of, and to the extent necessary, for such Sublicensee to perform a service for or on behalf of the relevant member of the Spinco Group, and not for the direct benefit of such Sublicensee or any other Third Party; (b) Spinco remains responsible and liable for each Sublicensee’s compliance with all of the terms and conditions of this Agreement as if the Sublicensee were a party hereto, including adherence to the Quality Standard, (c) any breach of the terms or conditions of this Agreement by any Sublicensee shall be deemed a breach by Spinco and the Spinco Group of such terms or conditions, and (d) the Sublicensor will terminate promptly such sublicensing relationship and will give Spinco or the relevant member of the Spinco Group, as applicable, notice of such termination in the case of any uncured breach of this Agreement by a Sublicensee that is reasonably likely to have an adverse effect on the ownership, validity, or reputation of the Pluto Licensed Marks. The provisions of this Section 3.2 shall apply to Pluto mutatis mutandis with respect to any sublicensing of the Upjohn Awards License and the Legacy Entity License.

ARTICLE IV

TERM OF AGREEMENT

4.1. Term. The term of this Agreement (the “Term”) shall commence as of the Closing Date and, unless sooner terminated in accordance with the terms hereof, shall continue for three years (except for the Upjohn Awards License and the Legacy Entity License, which shall be perpetual) or such shorter period as required by applicable Law. The Term may be extended by mutual agreement of the Parties.

ARTICLE V

QUALITY CONTROL

5.1. General Use of Licensed Marks. Spinco and its Affiliates shall not use Pluto Licensed Marks in any manner other than as contemplated under this Agreement or by and in accordance with Section 5.01(a) of the Separation and Distribution Agreement (Retained Names). Pluto and its Affiliates shall not use the Spinco Word Marks in any manner other than as contemplated under this Agreement or by and in accordance with the Transition Services Agreement or Section 5.01(b) of the Separation and Distribution Agreement (Transitional Names).

5.2. Quality Control Standards. Each Party and its Affiliates shall use their Licensed Marks in accordance with quality assurance provisions set forth in this Article V, which are intended to ensure the quality of such Party’s (or such Party’s Affiliates’) use of the Licensed Marks to the extent necessary for the other Party and its Affiliates to maintain the validity and enforceability of the Pluto Licensed Marks or the Spinco Word Mark, as applicable, to protect the goodwill associated therewith and to preserve and protect the corporate reputation of the other Party and its Affiliates. In furtherance and not in limitation of the foregoing, (i) Licensee shall not use the Licensed Marks in a manner that would reasonably be expected to, or does, negatively impact the marks owned by Licensor, the validity thereof, the goodwill associated therewith, the reputation of Licensor or any of Licensor’s Affiliates or any of their businesses, in each case, in any material respect, and (ii) Licensee shall adhere to a level of quality standards and specifications for the Licensed Marks, and the protection of goodwill associated therewith, that is consistent with that used by Pluto and its Affiliates as of immediately prior to the Closing Date and with any other reasonable requests as are made by Licensor to enable Licensor to assure the quality of Licensee’s and its Affiliates’ uses of the Licensed Marks (the “Quality Standard”).

5.3. Compliance with Law. Each Party and its Affiliates shall comply with all applicable Laws in connection with their exercise of the rights licensed hereunder and in connection with the Licensed Marks.

5.4. Samples. Licensee shall submit to Licensor for its review and approval, not to be unreasonably withheld, conditioned or delayed, representative samples of any proposed use of the Licensed Marks (a “Proposed Use”) in advance of such Proposed Use to the extent that such Proposed Use is not substantially the same as a prior use for which Licensee had already obtained Licensor’s consent. Licensor shall be deemed to consent to a Proposed Use if it fails to provide a response within fourteen (14) days of receipt of a sample of the Proposed Use from Licensee.

ARTICLE VI

USE OF LICENSED MARKS

6.1. Use in General. Each Party shall use their Licensed Marks in accordance with (a) sound trademark and trade name usage principles; (b) all applicable Laws, including as necessary to maintain the validity and enforceability of the Licensed Marks; and (c) all reasonable trademark usage guidelines that the other Party may provide from time to time. Neither Party shall use any Licensed Marks or the Combined Mark in any manner that is reasonably likely to, or does, tarnish, dilute, disparage or reflect adversely on the other Party or its Affiliates, the Licensed Marks, the Retained Names or the Transitional Names. Spinco shall use the Combined Mark in accordance with the Combined Mark Brand Usage Guidelines.

6.2. Appearance. Unless approved by Pluto (such approval not to be unreasonably withheld, conditioned or delayed), Spinco shall not alter the appearance of the Combined Mark from the appearance of such Combined Mark set forth in the Combined Mark Brand Usage Guidelines. Without limiting the foregoing, each Pluto Licensed Mark will have the same visual design as was used by Pluto and its Affiliates as of immediately prior to the Closing Date, including, as applicable, the same style, typeface, graphic appearance and color.

6.3. Spinco shall not create or use any modification, variation or translation of the Pluto Licensed Marks, including by combining or “locking up” such Pluto Licensed Marks with any names, words, graphics, logos or other trademarks or designations of source or origin other than as part of the Combined Mark as expressly set forth in the Combined Mark Brand Usage Guidelines; provided that Spinco shall have the right to use translated versions of the Pluto Word Mark in the Combined Mark. For the avoidance of doubt, Spinco shall have the right to use other names, words, graphics, logos or other trademarks or designations of source or origin provided such uses are compliant with the terms and conditions of this Agreement, including Section 2.1.

6.4. Ownership Statement. Spinco shall add, when reasonably possible, an appropriate trademark ownership statement to any and all uses of the Combined Mark that are permitted under the terms of the Agreement; provided that any inadvertent failure to affix such ownership statement that is promptly cured when discovered shall not be considered a breach of this Agreement. Such trademark ownership statement will be substantially in the following form (as adjusted by mutual agreement of the Parties to comply with applicable Law, to translate such form into applicable local languages, or in accordance with local commercial practices), or any similar statement provided by Licensor, subject to the reasonable comment of Spinco, for use in a particular country:

“Pfizer is a registered trademark of Pfizer Inc.”; or

“The Pfizer Logo is a registered trademark of Pfizer Inc.”; or

“Pfizer and the Pfizer Logo are registered trademarks of Pfizer Inc.”

ARTICLE VII

PROPERTY OF LICENSOR

7.1. Property of Licensor. Licensee acknowledges that the Licensed Marks and all rights therein (with the exception of those rights expressly granted to Licensee hereunder) and the goodwill pertaining thereto belong exclusively to Licensor or its Affiliate, as applicable. Licensee’s use of the Licensed Marks and all goodwill arising therefrom will inure to the sole and exclusive benefit of Licensor or its Affiliate, as applicable.

7.2. No Registrations or Challenges. Spinco agrees that it and its Affiliates and Sublicensees shall not (a) use (except as expressly permitted by this Agreement) directly or indirectly, in any jurisdiction, any of the Pluto Licensed Marks, Retained Names or any trademark or other designation of source or origin (including service marks, logos, corporate names, trade names, domain names and online or other electronic identifiers, social media names, tags or handles, slogans and trade dress) that comprises, contains or is a derivation, translation, transliteration, adaptation, combination or other variation of the Pluto Licensed Marks or Retained Names, or any trademark or other designation of source or origin that is confusingly similar to the Pluto Licensed Marks or Retained Names; (b) register or seek to register, directly or indirectly, in any jurisdiction, any of the Pluto Licensed Marks, Retained Names or any trademark or other designation of source or origin (including service marks, logos, corporate names, trade names, domain names and online or other electronic identifiers, social media names, tags or handles, slogans and trade dress) that comprises, contains or is a derivation, translation, transliteration, adaptation, combination or other variation of the Pluto Licensed Marks or Retained Names, or any trademark or other designation of source or origin that is confusingly similar to the Pluto Licensed Marks or Retained Names; (c) challenge the ownership, use, registrability, validity or enforceability of any of the Pluto Licensed Marks or Retained Names, or any of Pluto’s or its Affiliates’ rights in and to the Pluto Licensed Marks and Retained Names, or any registration or application for registration thereof; or (d) contest the fact that Spinco’s rights under this Agreement with respect to the Pluto Licensed Marks are solely those of a licensee, which rights terminate upon expiration or termination of this Agreement. Pluto agrees that it and its Affiliates and Sublicensees shall not (a) use (except as expressly permitted by this Agreement) directly or indirectly, in any jurisdiction, the Spinco Word Mark, Transitional Names or any trademark or other designation of source or origin (including service marks, logos, corporate names, trade names, domain names and online or other electronic identifiers, social media names, tags or handles, slogans and trade dress) that comprises, contains or is a derivation, translation, transliteration, adaptation, combination or other variation of the Spinco Word Mark or Transitional Names, or any trademark or other designation of source or origin that is confusingly similar to the Spinco Word Mark or Transitional Names; (b) register or seek to register, directly or indirectly, in any jurisdiction, the Spinco Word Mark, Transitional Names or any trademark or other designation of source or origin (including service marks, logos, corporate names, trade names, domain names and online or other electronic identifiers, social media names, tags or handles, slogans and trade dress) that comprises, contains or is a derivation, translation, transliteration, adaptation, combination or other variation of the Spinco Word Mark or Transitional Names, or any trademark or other designation of source or origin that is confusingly similar to the Spinco Word Mark or Transitional Names; (c) challenge the ownership, use, registrability, validity or enforceability of the Spinco Word Mark or Transitional Names, or any of Spinco’s or its Affiliates’ rights in and to the Spinco Word Mark and Transitional Names, or any registration or application for registration thereof; or (d) contest the fact that Pluto’s rights under this Agreement with respect to the Spinco Word Mark are solely those of a licensee.

7.3. Prosecution and Maintenance by Licensor. Licensor shall be responsible for the prosecution and maintenance of registrations of the Licensed Marks, at Licensor’s expense and in Licensor’s sole discretion. Licensee shall cooperate with Licensor, and will execute any documents required by Licensor and supply Licensor with a reasonable number of specimens to assist Licensor, in the prosecution, registration, enforcement or maintenance of any Licensed Marks or, in Licensor’s sole discretion, recordal of Licensee as registered licensee(s) of the Licensed Marks in the applicable jurisdictions. Licensor shall not be liable for any damages arising out of or in connection with Licensor’s rights and obligations under this Section 7.3 (including Licensor’s exercise of its discretion with respect to strategy, tactics and decisions concerning any filing, prosecution, renewal or maintenance of the Licensed Marks).

7.4. Assignment to Licensor. To the extent any rights, title or interests in or to any Licensed Mark (including any variation thereof), other than the express license rights granted in this Agreement, vests in Licensee or any of its Sublicensees, by operation of Law or otherwise, Licensee hereby irrevocably and perpetually assigns, and shall cause its Sublicensees, as applicable, to assign, to Licensor or its Affiliate, as applicable, any and all such rights, title and interests throughout the world in and to such Licensed Mark, together with all goodwill and all rights to sue for past and future infringement or other violation.

7.5. Survival. The provisions of this Article VII shall survive the termination or expiration of this Agreement.

ARTICLE VIII

PROTECTION OF THE LICENSED MARKS

8.1. Notice by Licensee. In the event that Licensee learns of any infringement or unauthorized use of, or the filing of any application for or any legal challenge against, whether initiated prior to or after the Closing Date, any of the Licensed Marks, it shall promptly notify Licensor of the applicable Licensed Marks.

8.2. Licensor Control of Enforcement Actions. Licensor shall have the sole right, but not the obligation, to bring infringement actions or other similar proceedings or activities against third parties in order to protect the applicable Licensed Marks (“Enforcement Actions”). If requested to do so, Licensee shall reasonably cooperate with Licensor of the applicable Licensed Marks in any such Enforcement Action, including joining the action as a party if necessary to maintain standing, at Licensor’s expense. Any award, or portion of an award, recovered by Licensor in any such Enforcement Action will belong solely to Licensor after recovery by the Parties of their respective actual out-of-pocket costs.

8.3. Actions against Licensee. In the event of the institution of any infringement action or other similar proceedings or activities by a third party against Licensee for use of the applicable Licensed Marks (“Defensive Actions”), Licensee shall promptly notify Licensor of such Licensed Marks such Defensive Action in writing. Licensor shall have the sole initial right, but not the obligation, to take over, at Licensor’s expense, the defense of such Defensive Action and/or control any aspect of resolving any such Defensive Action that relates to the registrability, priority, ownership, validity, infringement or enforceability of any of the applicable Licensed Marks. Licensee shall keep Licensor informed of the status of and its activities regarding any Defensive Actions, and any settlement or other resolution thereof. No settlement or consent judgment or other voluntary final disposition of any Defensive Action defended by Licensee may be entered into without the written consent of Licensor.

8.4. Survival. The provisions of Sections 8.2 and 8.3 shall survive the termination or expiration of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1. Indemnification by Spinco. Spinco shall indemnify, defend, and hold Pluto and its Affiliates harmless from and against any and all claims, losses, Liabilities, damages and associated legal expenses arising from or relating to (a) the use by the Spinco Group or any of its Sublicensees of the Pluto Licensed Marks, (b) any claim that the use by the Pluto Group or any of its Sublicensees of the Spinco Word Mark in accordance with this Agreement infringes a third party’s trademark rights in the Territory, (c) the gross negligence, fraud or willful misconduct of Spinco or any of its Affiliates or Sublicensees, (d) a material breach by Spinco or any of its Affiliates or Sublicensees of any covenant or agreement contained in this Agreement or (e) any action against Pluto or its Affiliates that relates to the registrability, priority, ownership, validity, infringement or enforceability of the Spinco Word Mark, in each case, other than claims, losses, Liabilities, damages and associated legal expenses for which Pluto or Pluto’s Affiliate is obligated to indemnify, defend and hold harmless Spinco pursuant to the provisions of the Separation and Distribution Agreement, this Agreement or any of the other Ancillary Agreements.

9.2. Indemnification by Pluto. Pluto shall indemnify, defend and hold Spinco and its Affiliates harmless from and against any and all claims, losses, Liabilities, damages and associated legal expenses arising from or relating to (a) the use by the Pluto Group or any of its Sublicensees of the Spinco Word Mark, (b) any claim that the use by the Spinco Group or any of its Sublicensees of the Pluto Licensed Marks in accordance with this Agreement infringes a third party’s trademark rights in the Territory, (c) the gross negligence, fraud or willful misconduct of Pluto or any of its Affiliates or Sublicensees, (d) a material breach by Pluto or any of its Affiliates or Sublicensees of any covenant or agreement contained in this Agreement or (e) any action against Spinco or its Affiliates that relates to the registrability, priority, ownership, validity, infringement or enforceability of any Pluto Licensed Marks, in each case, other than claims, losses, Liabilities, damages and associated legal expenses for which Spinco or Spinco’s Affiliate is obligated to indemnify, defend and hold harmless Pluto pursuant to the provisions of the Separation and Distribution Agreement, this Agreement or any of the Ancillary Agreements.

9.3. Indemnification Procedures. Subject to the provisions of this Article IX, Sections 4.04, 4.05, 4.06, 4.07, 4.08 and 4.10 of the Separation and Distribution Agreement shall govern, mutatis mutandis, claims for indemnification under this Article IX.

9.4. Survival. The provisions of this Article IX shall survive the termination or expiration of this Agreement.

ARTICLE X

TERMINATION

If Licensor determines in good faith that (i) Licensee has failed to comply with the terms and conditions of this Agreement or otherwise fails to comply with any reasonable direction of Licensor or any of its Affiliates in relation to the use of the applicable Licensed Marks and fails to cure such breach (to the extent curable) within forty-five (45) days after receiving notice thereof (the “Cure Period”) or (ii) has taken any action that would reasonably be expected to negatively impact the applicable Licensed Marks (or the validity thereof or goodwill associated therewith) or the reputation of Licensor or any of its Affiliates or their businesses in any material respect, including by reason of negative publicity regarding safety, quality or compliance matters, Licensor may, upon written notice effective upon receipt, terminate the license(s) granted by Licensor to Licensee under this Agreement (the “Terminated License”). If a license granted hereunder is terminated pursuant to this Article X, this Agreement shall be deemed amended to remove all references to the Terminated License and the Licensed Mark under such Terminated License. Licensee’s right to cure in this Article X is without prejudice to any rights or remedies that Licensor may have under this Agreement, at Law or in equity, including the right to seek specific performance of the obligations hereunder, preliminary or permanent injunctive relief, and other equitable or equivalent relief at any time (including prior to the expiration of the Cure Period). Unless terminated earlier pursuant to this Article X or any other provision of this Agreement, this Agreement will automatically terminate with respect to the Pluto Licensed Marks upon expiration of the Term for all uses of the Pluto Licensed Marks, and this Agreement shall be deemed amended to remove all references to the license granted under Section 2.1 and the Pluto Licensed Marks. Notwithstanding any termination or expiration of this Agreement, the provisions that expressly survive expiration or termination of this Agreement will survive such termination or expiration.

ARTICLE XI

CONSEQUENCES OF EXPIRATION OR

TERMINATION OF THIS AGREEMENT

11.1. Consequences of Termination or Expiration.

(a) In the event of Licensor’s termination of this Agreement pursuant to Article X, Licensee shall take all steps that are reasonably requested by Licensor in order to mitigate the potential negative impact to Licensor or its Affiliates resulting from the circumstances that gave rise to such termination, including issuing a press release or other public statement clarifying that Licensor and Licensee are not affiliated companies and that Licensor has no equity interests in or control rights with respect to Licensee.

(b) With respect to each use of the Pluto Licensed Marks, upon and after the earlier of (a) the expiration or termination of this Agreement with respect to the Pluto Licensed Marks or (b) the expiration of the applicable Term with respect to such use, as applicable: (i) all rights granted to Spinco hereunder will revert to Pluto; (ii) Spinco shall cease all uses of the Pluto Licensed Marks and Spinco shall remove all uses of the Pluto Licensed Marks from or otherwise destroy any materials bearing the Pluto Licensed Marks; and (iii) Spinco shall cooperate with Pluto in the filing of any necessary documents with any Governmental Authorities to reflect the termination of the license or to cancel any registered use or equivalent thereof. Upon written request from Pluto, Spinco shall confirm in writing that it is in compliance with this Section 11.1.

(c) With respect to each use of the Spinco Word Mark, upon and after the termination of this Agreement with respect to the Spinco Word Mark: (i) all rights granted to Pluto hereunder will revert to Spinco; (ii) Pluto shall cease all uses of the Spinco Word Mark and Pluto shall remove all uses of the Spinco Word Mark from or otherwise destroy any materials bearing the Spinco Word Mark; and (iii) Pluto shall cooperate with Spinco in the filing of any necessary documents with any Governmental Authorities to reflect the termination of the license or to cancel any registered use or equivalent thereof. Upon written request from Spinco, Pluto shall confirm in writing that it is in compliance with this Section 11.1.

11.2. Survival. The provisions of this Article XI shall survive the termination or expiration of this Agreement.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

12.1. Mutual Representations. Each Party represents to the other Party, respectively, that: (a) it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation; (b) it has full corporate power and authority to execute, deliver and perform this Agreement; (c) the execution, delivery and performance by it of this Agreement have been duly authorized by all requisite corporate action; and (d) this Agreement constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles.

12.2. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT THE LICENSED MARKS ARE LICENSED ON AN “AS-IS” BASIS AND PLUTO AND THE MEMBERS OF THE PLUTO GROUP AND SPINCO AND THE MEMBERS OF THE SPINCO GROUP MAKE NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED AND WHETHER UNDER THIS AGREEMENT OR AT LAW, WITH RESPECT TO THIS AGREEMENT, THE LICENSED MARKS OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY FIRMWARE, SOFTWARE OR HARDWARE PROVIDED OR USED HEREUNDER, AND ANY REPRESENTATIONS OR WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

12.3. Limitation of Liability. EXCEPT FOR CLAIMS (A) THAT SPINCO, ITS AFFILIATES, OR ITS SUBLICENSEES HAVE USED ANY PLUTO LICENSED MARKS OUTSIDE OF THE SCOPE OF THE LICENSES GRANTED TO SPINCO UNDER THIS AGREEMENT, OR (B) THAT PLUTO, ITS AFFILIATES, OR ITS SUBLICENSEES HAVE USED THE SPINCO WORD MARK OUTSIDE OF THE SCOPE OF THE UPJOHN AWARDS LICENSE OR THE LEGACY ENTITY LICENSE, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS SUFFERED OR SIMILAR ITEMS (INCLUDING LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OTHER METRIC APPROACHES, BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS OR SIMILAR ITEMS, OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OTHER METRIC APPROACHES TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 12.3.

ARTICLE XIII

CHOICE OF LAW; FORUM; WAIVER OF JURY TRIAL

13.1. This Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to any Laws or conflicts of law principles thereof that would result in the application of the Laws of any other jurisdiction. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

13.2. Subject to the provisions of Article VII of the Separation and Distribution Agreement, each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, the United States District Court for the District of Delaware, or, if such court shall not have jurisdiction, the other state courts of the State of Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such other courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such other courts, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such other courts and (v) consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

13.3. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2.

ARTICLE XIV

MISCELLANEOUS

14.1. Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Pluto, to:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention: General Counsel

[Email: [●]]

If to Spinco, to:

Spinco

[Address]

Attention: [●]

[Email: [●]]

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

14.2. Amendment; Waiver. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

14.3. Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (a) the Separation and Distribution Agreement (and the Exhibits, Schedules and Annexes thereto), (b) the Ancillary Agreements and (c) any other written agreement of the Parties that expressly provides that it is not superseded by this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Separation and Distribution Agreement, this Agreement shall control with respect to the subject matter hereof, and the Separation and Distribution Agreement shall control with respect to all other matters.

14.4. Parties in Interest. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except with respect to the indemnification rights under this Agreement of the Parties’ Affiliates in the capacity as indemnified Persons solely with respect to Article IX or, in each case, as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

14.5. No Release. The termination or expiration of this Agreement for any reason will not release any Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, as applicable, or that may arise out of or in connection with such termination or expiration. The expiration or termination of this Agreement for any reason will not affect the continued operation or enforcement of any provision of this Agreement that, by its express terms, is to survive expiration or termination.

14.6. Confidentiality. The confidentiality obligations of the Parties and their respective Groups with respect to disclosures of information hereunder shall be governed, mutatis mutandis, by Section 6.08, Section 6.09 and Section 6.10 of the Separation and Distribution Agreement.

14.7. No Agency. Nothing herein contained will be construed to place the Parties in the relationship of partners, joint venturers, principal and agent or employer and employee. Neither Party will have the power to assume, create or incur liability or any obligation of any kind, express or implied, in the name of or on behalf of the other Party by virtue of this Agreement.

14.8. Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

14.9. Headings. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

14.10. Severability. If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

14.11. Rules of Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

14.12. Affiliate Status. To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Subsidiaries or Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Subsidiaries or Affiliates of such Party. To the extent that this Agreement requires a Subsidiary or an Affiliate of any Party to take or omit to take any action, such agreement and obligation includes the obligation of such Party to cause such Subsidiary or Affiliate to take or omit to take such action.

14.13. Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Exhibit,” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (G) the word “or” shall be disjunctive but not exclusive; and (H) the word “from” (when used in reference to a period of time) means “from and including” and the word “through” (when used in reference to a period of time) means “through and including”;

(ii) references to any federal, state, local, or foreign statute or Law shall (A) include all rules and regulations promulgated thereunder and (B) be to that statute or Law as amended, modified or supplemented from time to time; and

(iii) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) The terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) All monetary figures shall be in United States dollars unless otherwise specified.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

PFIZER INC.

By:
Name:
Title:

UPJOHN INC.

By:
Name:
Title: